carr workplaces

carr workplaces

VIRTUAL OFFICE AGREEMENT

This Virtual Office Agreement ("Agreement"), dated 11/06/2013, is between **PBC 401 East Las Olas, LLC (dba Carr Workplaces)** ("CW") having an address at 401 E. Las Olas Blvd, Suite 1400 Ft. Lauderdale, FL 33301(the "Center") and Portus Holdings, Inc.("Client"), **a** Nevada C Corporation, having an address at 310A Lakewood Circle Margate, FL 33063.

In consideration of the covenants and fees set forth herein and subject to the Terms & Conditions attached hereto, CW hereby grants Client a license to use one or more of the facilities or offices (as applicable) of the Center and agrees to perform certain services (collectively referred to as the "accommodation") upon and subject to the terms set forth below. The basic terms of this Agreement are as follows:

INITIAL TERM, PROGRAM & MONTHLY CHARGES:

Agreement Term (months):	3 on/ rv	Start Date:	11/01/2013	End Date:	01/31/2014

Monthly Services:	*Service Description:*	*Monthly Charge:*
Dedicated Desk		$500.00

Total Monthly Charges1:	$500.00
Retainer: 1 month Total Monthly Charges	$500.00
Total Amount Due At Signing:	$1,000.00

[1] Any applicable state or local sales taxes will be reflected on each monthly invoice
[2] Any concessions are for the initial term only

- ***Services available during business hours, Monday – Friday, 8.30am – 5.00pm***
- *Mail forwarding service is at cost of postage + 25% handling fee*
- *Phone programs include 100 incoming calls per month; overage at $0.75 p/call*
- *Mail programs with less than 16 hours per private office use require a completed CMRA application*

NATURE OF CLIENT BUSINESS: Technology

Term and Commencement of Services: This Agreement commences and expires on the dates specified above. This Agreement will be automatically extended on a month-to-month basis for consecutive periods of one month each after the initial term, with an adjustment of 10 % of the Monthly Charge commencing on the date that is 12 full calendar months after the date of this Agreement. Either party may terminate this Agreement after the initial term by delivery of written notice to terminate at least 1 month prior to the date then scheduled for expiration of the Agreement.

The following Terms & Conditions, the Center Rules and Regulations attached hereto, and any attached Addenda are incorporated into and made a part of this Virtual Office Agreement and the parties hereto agree to be legally bound thereby.

IN WITNESS WHEREOF, both parties have duly executed this Agreement as of the day and year indicated below.

PBC 401 East Las Olas, LLC, LLC, dba Carr Workplaces
By: Preferred Group, LLC, its authorized agent

By: [signature]
Name: Micki Scavone
Title: General Manager
Date: 11/6/2013

Portus Holdings, Inc.

By: [signature]
Name: Dale Murray
Title: President/CEO
Date: 11/6/13

carr workplaces

TERMS & CONDITIONS

1. NATURE OF THE AGREEMENT:

1.1. This Agreement is the commercial equivalent of an Agreement for an accommodation in a hotel. The Center remains CW's property and in CW's possession and control. Client acknowledges that this Agreement is a license agreement and creates no tenancy interest, leasehold estate or other real property interest with respect to the accommodation, and shall not be deemed or construed in any way to create a partnership or relationship of landlord and tenant between the parties hereto. CLIENT HEREBY WAIVES ANY AND ALL NOTICES TO CURE (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 HEREOF), VACATE OR QUIT THE OFFICE.

1.2. The Agreement is personal to Client and cannot be transferred or assigned to any other party, and Client will not permit occupancy or use of any part of the Center by any persons other than Client, its agents and employees.

1.3. Subject to all Terms & Conditions, Center Rules and Regulations, Exhibits and any Addenda, CW is (if applicable) granting Client a license for the use of the accommodations specified on the first page of this Agreement. It is agreed that any private office use is intended for the use of the total number of occupants listed on the first page of this Agreement. Should Client increase the number of occupants without CW's written approval, Client shall be charged additional fees as set forth on the Service Price List (as amended from time to time).

1.4. In the event the Center is no longer available and CW is permanently unable to provide the accommodations at the Center as stated in this Agreement, this Agreement will end and Client will only be obligated to pay Monthly Charges up to the date this Agreement ends and for the additional services Client has used. In such event, CW will try to find suitable alternative accommodations for Client at another center.

1.5. If Client's program includes private office use, CW may allocate any office to Client in any location in the Center, which location is subject to change at any time without notice to Client. CW can enter the private office at any time. CW will endeavor to respect reasonable security procedures to protect the confidentiality of Client's business.

1.6. Client, its agents, employees and invitees, agree to abide by and observe the rules and regulations of CW's lease (the "Lease") with the owner of the building ("Landlord") in which the Center is located. Client's Agreement is subordinate to the Lease and to any other agreements to which the Lease issubordinate. This Agreement terminates, if not earlier, simultaneously with the expiration or sooner termination of the Lease for any reason. Client does not have any rights under the Lease (and all requests for building services shall be directed solely to CW), although Client will attorn to Landlord in such cases as may be required by the terms of the Lease or requested by CW or Landlord.

1.7. CW may assign this Agreement and Client agrees to accept any such assignee. Upon any such assignment, CW will be discharged from all liability hereunder.

1.8. While this Agreement is in effect and for a period of six months after this Agreement ends, both parties agree not to solicit or offer employment to any of the other's current employees or anyone who has left either party's employment in the last 90 days. In the event that a breach of this covenant occurs, the breaching party agrees to pay, as liquidated damages, a sum of money equal to 100% of the employee's annual wages for each such breach.

1.9. Client acknowledges and agrees that the terms of this Agreement and the relationship of the parties under this Agreement are confidential. Neither party may disclose them without the other's consent unless required to do so by law or an official authority. This obligation continues after this Agreement ends.

1.10. All notices or other communications, except for service of process, must be in writing and shall be deemed duly given if delivered in person, or by a nationally-recognized commercial delivery service.

1.11. This Agreement shall be interpreted under the laws of the jurisdiction in which the Center is located. CLIENT HEREBY EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTION OR SUIT ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR NON- PERFORMANCE HEREOF.

1.12. Client must pay any reasonable and proper costs including legal fees that CW incurs in enforcing this Agreement.

1.13. This Agreement supersedes any prior agreement and embodies the entire agreement between Client and CW. This Agreement is an arm's length transaction between disinterested parties. There shall be no presumption of construction against the drafter of this Agreement.

1.14. Client and CW acknowledge and agree that neither Landlord, nor Landlord's agent, are parties to this Agreement and neither of them shall have any contractual liability or duty to Client by virtue of this Agreement, and that this Agreement shall not affect the rights an obligations between CW and Landlord.

2. USE AND OCCUPANCY:

2.1. Client agrees to use the Center solely for general office purposes. Client will only conduct business in the name as stated on the first page of this Agreement or some other name that CW has previously approved in writing.

2.2. Client agrees to comply, at its expense, with all applicable laws, orders, regulations and rules, pertaining to the use of the Center, occupancy of anyprivate office, and the conduct of Client's business. Client must conduct its business so as not to interfere with the use of the Center by CW, its employees, the other clients of the Center, and the tenants of the Building and so as not to detract from the appearance of the Center. Client must comply with CW's safety standards, with the Center Rules and Regulations attached hereto and the building's rules and regulations (copies of which are on file in the Manager's office). Client may not cause any nuisance or annoyance, cause the increase of insurance premiums CW has to pay, or cause loss or damage to CW (including damage to CW's reputation) or to CW's Landlord. Client acknowledges that (a) the terms of the this Section 2.2 are a material inducement in CW's execution of the Agreement and (b) any violation by Client of this Section 2.2 shall constitute a material default by Client hereunder, entitling CW to terminate this Agreement without further notice or procedure.

2.3. Client agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which Client is required to pay to anygovemmental authority (and, at CW's request, will provide evidence of such payment) and (ii) any taxes paid by CW to any governmental authority that are attributable to this Agreement, the accommodations provided hereunder, including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes or other documentary taxes and fees.

2.4. Any keys and access cards remain CW's property and shall not be duplicated or transferred to third parties. The loss of keys or cards must immediately be reported to CW. Client will be responsible for the cost of lost keys or cards as well as the cost of changing locks.

2.5. Client may not have any advertising of any type using the address of the Center without CW's prior written consent (which CW may grant or withhold in its sole discretion). Use of the address on business cards, websites, and other standard business practices are acceptable without written consent.

2.6. Client acknowledges that CW will comply with the USPS regulations regarding Client's mail. Client must also comply with all USPS regulations. Failure to comply will result in immediate termination of this Agreement.

2.7. The electrical current shall be used for ordinary lighting, powering personal computer equipment and small appliances only. Client shall not operate any equipment or machinery that requires a separate electrical circuit or consumes higher than normal and reasonable quantities of electricity.

3. CHARGES & SERVICES

3.1. All Monthly Charges stated on the first page of this Agreement shall remain in effect throughout the initial term, or one year from the date of this Agreement, whichever period is shorter. Thereafter, the Monthly Charge will be adjusted by the percentage outlined in the section entitled "Term and Commencement of Services" on the first page of this Agreement.

3.2. All Monthly Charges are due in advance on the first calendar day of each month for the duration of this Agreement. All payments shall be made without deduction, offset or counterclaim. Fees for additional services are due on the first calendar day of the month after submission of the invoice to Client for additional services rendered through the 15th day (or such other period) of the previous month.

3.3. Upon Client's request to CW, during normal business hours, CW may provide additional services that are not included within the Monthly Charge. The fee schedule for additional services is available upon request and may be updated at any time without notice. Client agrees to pay all charges listed on the first page of this Agreement as well as any additional services rendered. CW (and CW's designated vendors) is the only authorized service providers in the Center. If Client defaults under this Agreement, CW may cease providing any services to Client without resorting to legal process.

3.4. A late payment charge equal to 10% of the arrearage shall be due and payable if payment is not received by CW by the 5th day of the month. The amount of the late payment charge shall be the lesser of the amount stated or the highest amount permitted by law. In the event that Client's check is not honored because of insufficient funds, Client will pay CW a $100 fee in addition to all other remedies. In the event that Client's credit card is not honored, Client will pay a $50 fee in addition to all other remedies. A dishonor of Client's check or credit card more than two (2) times during the term of this Agreement shall be an immediate event of default for which no additional notice or cure period shall be required.

3.5. If Client benefited from a special discount, promotion or offer, CW may discontinue that discount, promotion or offer without notice if Client defaults under this Agreement.

3.6. Client is required to pay the retainer as stated on the first page of this Agreement. No interest will be paid on the retainer. This retainer will be held by CW as security for performance of all Client's obligations under this Agreement. If Client fails to perform any of its obligations under this Agreement, CW may apply Client's retainer to the balance due CW and any expenses or liabilities incurred by CW and Client agrees to replenish any portion CW applies. CW may increase the amount of Client's retainer if Client is in arrears in the payment of invoices. The retainer or any balance, after deducting outstanding fees, restoration fees and other costs due to CW, will be returned to Client after Client have settled its account to the address Client has provided to CW. In the event no address has been provided and any portion of Client's retainer is not claimed after 120 days, it will be automatically forfeited to CW.

4. IT SERVICES AND SUPPORT:

4.1. Client is responsible for ensuring that Client has adequate protection against viruses through the use of its own virus protection on its systems and hardware, and Client is expected to keep the software current with the latest virus definition files.

4.2. Client is prohibited from engaging in any violations of system or network security. Internet access may not be used in connection with attempts – whether or not successful – to violate the security of a network, service or other system. Examples of prohibited activities include, without limitation: hacking, cracking into, monitoring or using systems without authorization, scanning ports, conducting denial of service attacks, and distributing viruses or other harmful software. CW may disconnect Client's equipment and withhold services if CW determines that Client's hardware or software is, or has become, inappropriate for connection to CW's network or otherwise violates this provision.

4.3. Staff time spent on prohibited activities or policy violations can be initiated at Client's expense on an emergency basis without Client's permission and without an estimate or limit. CW will make a good faith effort to minimize the amount of billable time CW spends on an emergency basis. If CW is diagnosing a problem reported by another customer and find that the problem is caused by Client, Client will be billed for the time spent diagnosing that problem.

4.4. Client agrees not to perform any illegal or inappropriate uses identified by CW's network administrator.

4.5. If Client uses excessive amounts of bandwidth or abuses the use of the shared network, Client will be notified and additional charges for high bandwidth usage will apply.

4.6. Internet connectivity provided cannot be used for VoIP service without CW's prior written approval.

5. DEFAULT AND TERMINATION:

5.1. CW may terminate this Agreement immediately by giving Client notice and without need to follow any additional procedures if: (a) Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they become due, or (b) Client is in breach of one of Client's obligations under this Agreement which cannot be cured or which CW has given Client notice to cure and which Client has failed to cure within five (5) days of such notice, or (c) Client's conduct or that of someone at the Center, with Client's permission or invitation, is incompatible with ordinary office use.

5.2. CW shall have the right to terminate the Agreement immediately if Client is or becomes (i) identified on the Specially Designated Nationals and Blocked Person List maintained by the U.S. Department of the Treasury Office of Foreign Assets Control or any similar list or (ii) a person, entity, or government with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive order of the President of the United States.

5.3. If CW terminates the Agreement for any of the reasons described in the immediately preceding paragraphs, Client shall remain responsible for its outstanding obligations under this Agreement. Client may, in addition to any other obligations contained herein, be required to:

- Pay for additional services Client has used;
- Pay the Monthly Charges for the remainder of the period for which Client's agreement would have lasted had CW not ended it, or for a further period of three months, whichever is longer; and,
- Forfeit Client's Retainer.

5.4. A waiver by either CW or Client of a breach (or series of breaches) of any covenant or obligation under this Agreement of the other party shall not be construed to

be a waiver of any other covenant or obligation or of any subsequent breach of the same covenant or obligation. Notwithstanding the CW's reservation of any particular remedy hereunder, CW hereby reserves each and every remedy available at law or in equity in the event of a breach byClient hereunder.

5.5. Upon the expiration or termination of the Agreement, Client's right to use the Center is revoked. Any personal property left in the Center will be considered abandoned and CW may dispose of it without any liability to Client. All telephone and facsimile numbers are CW's property and cannot be transferred to Client at the expiration or termination of the Agreement.

5.6. Client agrees that if Client is in default under any agreement with CW or any of its affiliates at any center other than the one specified on the front page of this Agreement, CW may recover any unpaid sums due under such other agreement from Client under this Agreement, and that CW may, in particular (but is not limited to), withhold services under this Agreement or deduct sums from the service retainer held under this Agreement in respect of such unpaid sums.

5.7. Upon expiration of this Agreement, Client will, within five (5) business days, cease using, advertising and/or disseminating the telephone number and/.or business address provided to Client. In the event Client fails to cease using, advertising and/or disseminating any of such information within five (5) business days, Client will pay CW a fee of $100 per week until Client ceases using such phone and/or business address. In no event shall this fee extend the term of this Agreement and the terms of this section shall survive the expiration or earlier termination of this Agreement.

5.8. If the Center is made unusable in whole or in part by fire or other casualty or condemnation, CW may, at CW's option, either terminate this Agreement upon notice to Client, or repair the Center. In such event, the Monthly Charges shall be abated on a per diem basis with respect to the portions of the accommodations that are unusable or not provided, which will be Client's sole remedy.

6. LIABILITY:

6.1. To the maximum extent permitted by applicable law, CW is not liable to Client in respect of any loss or damage Client suffers in connection with this Agreement or in connection with the accommodations unless CW has acted deliberately or negligently in causing that loss or damage. CW is not liable for any loss or damage as a result of CW's failure to provide any services under this Agreement as a result of mechanical breakdown, strike, termination of CW's Lease, or otherwise, unless CW does so deliberately or is negligent in connection therewith. In no event will CW be liable for any loss or damage until Client provides CW with written notice and gives CW reasonable time to cure. If CW is liable for failing to provide Client with any service under this Agreement, then subject to Section 6.2 below, CW will pay any actual and reasonable expenses Client incurred in obtaining that service from an alternative source up to a maximum equal to 125% of the total fees paid between the date Client executes this Agreement and the date on which the claim in question arises, or $100,000, whichever is higher. If Client believes CW has failed to deliver a service consistent with this Agreement, Client can provide CW written notice of such failure and give CW a reasonable period of time to cure such failure.

6.2. CW WILL NOT UNDER ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA OR ANY CONSEQUENTIAL DAMAGES.

6.3. Client assumes all risk of loss with respect to Client's personal property and Client's agents, employees and invitees within the Center or the building.During the term of this Agreement, Client will maintain with a respectable insurer licensed to do business in the state and subject to CW's approval (a) all risk property insurance covering Client's property and (b) comprehensive general liability insurance with commercially reasonable limit with CW, the Landlord and any other parties designed by CW as additional insureds. Client will deliver certificates of insurance to CW evidencing such coverage prior to thecommencement of this Agreement and any expiration of such policy.

6.4. To the extent that the party sustaining a loss by fire or other casualty to its property is compensated by insurance, CW and Client will each waive all rights of recovery against the other party and no third party shall have any right of recovery.

6.5. Notwithstanding any term to the contrary, CW shall not be held liable to Client under this Agreement if CW is prevented from, or delayed in, performing CW's obligations under this Agreement or from carrying on CW's business by acts, events, omission or accidents beyond CW's reasonable control, including (without limitation): strikes, failure of a utility service or network; act of God, war, riot, civil commotion, disease or quarantine restrictions in compliance with any law or governmental rule, regulation or direction, accident, fire, floor or storm or default of suppliers or subcontractors. CW's obligation to perform its obligations under this Agreement shall be suspended during the period required to remove such force majeure event.

6.6. To the fullest extent permitted by law, Client agrees to hold CW, its agents, employees, contractors, officers, directors and Landlord harmless from andagainst any and all claims of loss, costs, liability and expense, including reasonable attorneys' fees and disbursements (the "Claims"), arising from or alleged to arise from (a) any default by Client hereunder, (b) the use or occupancy of the Center by Client or any person claiming under Client, (c) Client's negligence or the negligence of Client's agents, employees, contractors, officers or directors, except to the extent such Claim results from CW's gross negligence or willful misconduct. To the fullest extent permitted by law, CW agrees to hold Client, its agents, employees, contractors, officers and directors harmless from and against any and all Claims arising from or alleged to arise from CW's negligence or the negligence of CW's agents, employees, contractors, officers or directors, except to the extent such Claim results from Client's gross negligence or willful misconduct, and excluding any damage or loss to personal property of Client. The foregoing indemnifications shall survive the expiration or termination of the Agreement.

Center Rules and Regulations (Virtual Clients)

Client agrees to comply with the following Center Rules and Regulations:

- Noise levels shall be conducive to a professional environment and shall not interfere with or disturb other clients.
- Neither Client nor its employees, agents, representatives or invitees shall participate in any type of harassing or disruptive behavior, whether verbal or physical, in the Center or within the building.
- Client and Client's guests shall conduct themselves in a businesslike manner.
- Canvassing, soliciting and peddling in the Center or building are prohibited and Client shall not solicit other clients for any business or other purpose without CW prior written approval.
- Professional attire must be worn at all times.
- Cell phone use is not permitted in the halls, reception area, cafés, or any other common area.
- Common areas, including the conference rooms, kitchen and reception area, are for the use of all clients. Client is required to leave these areas clean after each use. Client is responsible for their own dishes and disposal of garbage.
- Client is prohibited from conducting meetings in any common areas, cafes, or vacant offices, other than reserved conference rooms or day offices.
- All corridors, halls, elevators and stairways shall not be obstructed or used for any purpose other than normal egress and ingress.
- Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any fixtures or appliances from misuse by Client or its agents, employees or invitees, shall be paid by Client.
- Client must not conduct a mechanical business, do any cooking, or use or allow the following to be used: oil burning fluids, gasoline, kerosene for heating, warming or lighting. No article deemed hazardous on account of fire or any explosive shall be

brought in the Center. No offensive gases, odors or liquids are permitted.

- Movement in or out of the building of furniture, office equipment, bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby, will be conducted under CW's supervision at such times and in such a manner as CW may reasonably require. Client is liable for all damages including the articles moved, CW's equipment & property, and injury to anyone engaged or not engaged in such movement, including CW personnel.
- Before leaving any office or meeting room unattended, Client will close and securely lock all doors. Any damage resulting from failure to do so will be paid by Client.
- No advertisement, identifying signs, personal items or artwork or other notices shall be inscribed, painted or affixed on any part of the corridors, doors, office windows, common areas or cubicles without CW prior written approval.
- Client cannot prop open any corridor doors, exit doors or doors connecting corridors during or after business hours.
- Client cannot modify existing locks or install additional locks or bolts of any kind on any of the doors or windows anywhere in the Center.
- Client shall remove all personal property from any private office after each use. Any personal property which remains in any private office beyond the hours for which Client is entitled to use such private office may be removed, stored, or disposed of at Client's expense.
- CW is not responsible for lost or stolen personal property, money or jewelry from any private office or any public or common areas regardless of whether such loss occurs when the area is locked against entry or not.
- Client will not conduct any activity within the Center or building, which in CW's sole judgment or the judgment of Landlord, will create excessive traffic or is inappropriate to a shared office environment.
- If Client occupies a cubicle(s) in view of any common areas, Client is required to keep the areas clear. All boxes and filing cabinets should be stored in an orderly fashion and out of view of the common area.
- This is a non-smoking facility and smoking is prohibited everywhere within the Center.
- No alcoholic beverages are permitted on the premises, without CW's prior approval.
- Illegal firearms and weapons are prohibited.

CW has no responsibility to Client for the violation or non-performance by any other clients of any of these Rules and Regulations or the Terms & Conditions, but shall use reasonable efforts to uniformly enforce all Rules and Regulations and Terms & Conditions.